Exhibit 10.4(33)
FORM
Annual PSU Award – Standard Form
MGM RESORTS INTERNATIONAL
PERFORMANCE SHARE UNITS AGREEMENT
 Target No. of Performance Share Units:
This Agreement (including its Exhibits, the “Agreement”) is made by and between MGM Resorts International, a Delaware corporation (the “Company”), and          (the “Participant”) with an effective date of       (the “Effective Date”).
RECITALS
A. The Board of Directors of the Company (the “Board”) has adopted the Company’s 2022 Omnibus Incentive Plan, as amended (the “Plan”), which provides for the granting of Performance Share Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.
B. The Board believes that the grant of Performance Share Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).
C. The Human Capital and Compensation Committee of the Board (the “Committee”) has authorized the grant of Performance Share Units to the Participant pursuant to the terms of the Plan and this Agreement.
D. The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.
Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions.
    1.1 “Beginning Average Stock Price” means the average closing price of the Company’s Stock over the 60 calendar day period ending on the date of grant.
    1.2 “Business Contacts” means the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Employer’s Trade Secrets, which are protected from disclosure in accordance with Section 3.10 below) upon whom or which a Participant: contacted or attempted to contact in any manner, directly or indirectly, or which Employer reasonably anticipated a Participant would contact within six months of a Participant’s last day of employment at Employer, or with whom or which a Participant worked or attempted to work during Participant’s employment by Employer.
    1.3 “Change of Control” means
        A. the date that a reorganization, merger, consolidation, recapitalization, or similar transaction is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;
        B. the date that a majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;
        C. the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or
        D. the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
    1.4 “Code” means the Internal Revenue Code of 1986, as amended.
    1.5 “Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Employer.
    1.6 “Confidential Information” means all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of the Employer or otherwise regarding the Employer’s operations and/or Trade Secrets or those of any member of the Employer and all information maintained or entered on any database, document or report set forth on Exhibit B hereto or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Participant during Participant’s employment by the Employer.
    1.7 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination.
    1.8 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.
    1.9 “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies.
    1.10 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:
        A. Participant’s failure to abide by the Employer’s policies and procedures, misconduct, insubordination, inattention to the Employer’s business, failure to perform the duties required of the Participant up to the standards established by the Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from the Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;
        B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;
        C. the Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;

        D. the Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Employer’s business, reputation or licenses to engage in the gaming business; or
        E. any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.
    1.11 “Ending Average Stock Price” means (A) the average closing price of the Company’s Stock over the 60 calendar day period ending on the third anniversary of the date of grant times (B) the sum of one plus X, where X equals the additional fractional share that would exist on the third anniversary if all dividends on one share of Company Stock during the period from the date of grant to the third anniversary thereof were used to purchase additional fractional shares (assuming such dividends are reinvested in the Company’s Stock on the date of payment), including the reinvestment of dividends on such additional fractional shares; provided, however, that in the event of a Change of Control, the “Ending Average Stock Price” will equal (A) the price per share of the Company’s Stock to be paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change of Control (or, in the absence of such agreement, the closing price per share of the Company’s Stock for the last trading day prior to the consummation of the Change of Control) times (B) the sum of one plus X, where X equals the additional fractional share that would exist on the date of the Change of Control if all dividends on one share of Company Stock during the period from the date of grant to the date of such Change of Control were used to purchase additional fractional shares (assuming such dividends are reinvested in the Company’s Stock on the date of payment), including the reinvestment of dividends on such additional fractional shares.
    1.12 “Fair Market Value” means the closing price of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other applicable established stock exchange or over the counter market on the applicable date of determination, or if no closing price was reported on such date, the first trading day immediately preceding the applicable date of determination on which such a closing price was reported. In the event shares of Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
    1.13 “Parent” means a parent corporation as defined in Section 424(e) of the Code.
    1.14 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:
        A. The failure of the Employer to pay the Participant any compensation when due; or

        B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.
    If a breach constituting Participant’s Good Cause occurs, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.
    1.15 “Performance Share Units” means an award of Performance Shares granted to a Participant pursuant to Article 9 of the Plan.
    1.16 “Restrictive Period” means the twelve (12) month period immediately following the Participant’s date of termination.
    1.17 “Retirement” means termination of employment with the Employer at a time when Participant’s age plus years of service with the Employer is equal to or greater than 65; provided that, (i) Participant is at least age 55, (ii) Participant has at least 5 years of service with Employer and (iii) Participant has given the Employer at least ninety (90) days’ notice of termination.
    1.18 “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable.
    1.19 “Stock” means the Company’s common stock, $.01 par value per share.
    1.20 “Stock Performance Multiplier” means the Company’s Ending Average Stock Price divided by the Target Price.
    1.21 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
    1.22 “Target Price” means 125% of the Company’s Beginning Average Stock Price.
1.23 “Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

1.24 “Vesting Period” means the period of time from the date of this Agreement until the end of the Performance Period.
2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, a target award of      Performance Share Units (the “Target Award”). Except as otherwise set forth in the Plan or this Agreement, (i) the grant of Performance Share Units represents the right to receive a percentage of the Target Award upon vesting of such Performance Share Units, with each Performance Share Unit that vests representing the right to receive one (1) share of Stock upon vesting thereof, (ii) unless and until the Performance Share Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the shares of Stock underlying such Performance Share Units or any other consideration in respect thereof and (iii) the portion of the Target Award that vests hereunder shall be paid to the Participant within thirty (30) days following the date that the Target Award vests or the date(s) set forth in Sections 3.1 and 3.2, as applicable.
3. Terms and Conditions.
    3.1 Performance Period and Vesting. Subject to Section 3.2 herein, a percentage of the Target Award shall vest, as described below, based on the performance of the Company’s stock price over the three year period beginning on the date of grant of this award and ending on third anniversary of such date of grant (the “Performance Period”), subject to the Participant’s continued employment with the Company or any Subsidiary or Parent through the end of the Performance Period.
        (i) Target. The Participant shall be paid the Target Award if the Ending Average Stock Price equals the Target Price.
        (ii) Threshold. The Participant shall not be paid any portion of the Target Award unless the Ending Average Stock Price is at least 60% of the Target Price. If the Ending Average Stock Price is below 60% of the Target Price, all of the Performance Share Units awarded by this Agreement shall immediately be forfeited and cancelled without consideration as of the last day of the Performance Period.
        (iii) Maximum. In no event shall the Participant be awarded more than 160% of the Target Award.
        (iv) In the event that the Ending Average Stock Price is at least 60% or more of the Target Price, then the Participant will receive a portion of the Target Award equal to the amount of the Target Award multiplied by the Stock Performance Multiplier; provided, however, in no event shall the Stock Price Multiplier be greater than 1.6.
Any Performance Share Units which vest in accordance with this Section 3.1 shall be paid to the Participant within thirty (30) days following the last day of the Performance Period.
3.2 Vesting at Termination. Upon termination of employment with the Employer for any reason the unvested Performance Share Units shall be forfeited without any consideration; provided, however, that, (i) upon termination of employment by the Employer without Employer’s Good Cause or by the Participant with Participant’s Good Cause, a pro-rata portion of the Performance Share Units, if any, that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein, determined based on the number of days Participant was employed during the Performance Period plus an additional twelve (12) months (or, if shorter, through the end of the Performance Period), shall be paid on the same schedule determined in Section 3.1 herein, (ii) upon termination of employment due to the Participant’s Retirement, so long as the date of termination is at least 6 months following the Effective Date, a pro-rata portion of the Performance Share Units, if any, that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein, determined based on the number of days Participant was employed during the Performance Period, shall be paid on the same schedule determined in Section 3.1 herein, and (iii) upon termination of employment due to the Participant’s death or Disability, the Performance Share Units, shall become immediately vested with respect to the Applicable Portion of the Performance Share Units and paid to the Participant within thirty (30) days following the date of termination. Any continued vesting provided for in the preceding sentence shall immediately cease and unvested Performance Share Units shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its affiliate in an employment agreement or set forth in Section 3.10 below (after taking into account any applicable cure period).
For purposes of this Section 3.2, the “Applicable Portion” of the Performance Share Units means (i) if the Participant’s termination of employment occurs within the first twelve (12) months of the Performance Period, the Target Award, and (ii) if the Participant’s termination of employment occurs after the first twelve (12) months of the Performance Period, the portion of the Performance Share Units that would vest pursuant to Section 3.1 assuming that the Company’s total stockholder return performance continued through the end of the Performance Period at the same annualized rate achieved during the portion of the Performance Period completed up to the date of termination.
Notwithstanding anything herein to the contrary, if Participant qualifies at the time of termination of employment for both a termination of employment due to Retirement (determined without regard to the 90-day notice requirement) and a termination by the Employer without Employer’s Good Cause, Participant shall be permitted to designate whether Participant’s employment is due to Participant’s Retirement or by the Employer without Employer’s Good Cause.
3.3 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the Target Award up to the maximum amount described in 3.1(iii) above, at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Performance Share Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.
3.4 Stockholder Rights and Dividend Equivalents.
    (i)    Participant will have no rights as a stockholder with respect to any shares of Stock subject to Performance Share Units until the Performance Share Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
    (ii)    Notwithstanding the foregoing, this award shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the shares of Stock underlying the award during the period from the date of grant to the date such Performance Share Unit is earned and the underlying shares of Stock delivered. On each dividend payment date during such period, the award shall accrue a target number of dividend equivalents equal to (A) the sum of (i) the number of Performance Share Units subject to the Target Award, plus (ii) the number of dividend equivalents previously accrued, multiplied by (B) the applicable per-share dividend amount and divided by (C) the then-current Fair Market Value. The dividend equivalent shall be subject to the same vesting, settlement and other conditions applicable to the Performance Share Units on which such dividend equivalents are accrued. As such, the determination of the number of dividend equivalents which vest and are payable pursuant to the award shall be determined as the product of (a) the sum of all dividend equivalents determined in accordance with this Section 3.4(ii) and (b) a fraction equal to (i) the number of Performance Share Units which vest in accordance with the terms of this Agreement divided by (ii) the number of Performance Share Units subject to the Target Award.
3.5 Limits on Transferability. The Performance Share Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Performance Share Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Performance Share Units shall be deemed to include such trust. Any transfer of Performance Share Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.
3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or any similar change affecting the Stock the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon vesting of the Performance Share Units) that it deems necessary to the number and class of securities subject to the Performance Share Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.
3.7 No Right to Continued Performance of Services. The grant of the Performance Share Units does not confer upon the Participant any right to continue to be employed by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant’s employment at any time.
3.8 Compliance With Law and Regulations. The grant and vesting of Performance Share Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.
3.9 Corporate Transaction. Upon the occurrence of a reorganization, merger, consolidation, recapitalization, or similar transaction, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of the Performance Share Units, including without limitation the following (or any combination thereof): (i) continuation or assumption of the Performance Share Units by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of an award with substantially the same terms for the Performance Share Units; (iii) accelerated vesting with respect to the Performance Share Units immediately prior to the occurrence of such event and payment to the Participant within thirty (30) days thereafter; and (iv) cancellation of all or any portion of the Performance Share Units for fair value (in the form of cash or its equivalent (e.g., by check), other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero (if the value of the underlying stock is zero), and payment to the Participant within thirty (30) days thereafter.
3.10 Participant Covenants. The Participant acknowledges that, in the course of performing his or her responsibilities to the Employer, the Participant will form relationships and become acquainted with Confidential Information. The Participant further acknowledges that such relationships and the Confidential Information are valuable to the Employer, and the restrictions on his or her future employment contained in this Section 3.10, if any, are reasonably necessary in order for the Employer to remain competitive in its various businesses. In consideration of the benefits provided under this Agreement (including, but not limited to, the potential vesting continuation or acceleration under Section 3.2 hereof), and in recognition of the Employer’s heightened need for protection from abuse of relationships formed or Confidential Information garnered during the Participant’s employment with the Employer, Participant hereby agrees to the following covenants as a condition of receipt of the benefits provided under this Agreement:
(i)     Non-Competition. During the entire Restrictive Period, the Participant shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Participant’s employment with the Company. During the entire Vesting Period, if the Participant directly or indirectly becomes employed by, provides consultation or other services to, engages in, participates in or otherwise becomes connected in any way with any “Competitor”, the continued vesting provided for under

Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Performance Share Units will immediately terminate and be forfeited as of the date Participant becomes employed by or otherwise associated in any way with a Competitor.
(ii)    Non-Solicitation. In addition, during the Restrictive Period under this Section 3.10: (A) the Participant will not call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer, and (B) the Participant will not approach, solicit, contract with or hire any current Business Contacts of Employer or entice any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion. During the entire Vesting Period, if the Participant (x) calls on, solicits, induces to leave and/or takes away, or attempts to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer or (y) approaches, solicits, contracts with or hires any current Business Contacts of Employer or entices any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Performance Share Units will immediately terminate and be forfeited as of the date of such action.
(iii)    Non-Disclosure and Confidentiality. The Participant will not make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the Business Contacts of Employer. The Participant further covenants and agrees that at all times during Participant’s employment with the Company, and at all times thereafter, Participant shall not, without the prior written consent of the Company’s Chief Executive Officer, Chief Operating Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Employer any Confidential Information belonging to Employer or its individual members. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to Confidential Information: (A) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Participant to disclose or make accessible any information, provided, however, that Participant provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (B) that becomes generally known to the public or within the relevant trade or industry other than due to Participant’s or any third party’s violation of this Section 3.10 or other obligation of confidentiality; or (C) that becomes available to Participant on a non-confidential basis from a source that is legally entitled to disclose it to Participant.
(iv)    Forfeiture. It is a condition to the receipt of any benefits under this Agreement that, in the event of any breach of the Participant’s obligations under this Section 3.10, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of the Participant’s then outstanding Performance Share Units will immediately terminate and be forfeited as of the date the Company determines that such a breach has occurred.
Nothing contained in this Section 3.10 limits or otherwise prohibits the Participant from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Section 3.10 does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to the paragraph below), without notice to the Company. This Section 3.10 does not limit the Participant’s right to receive an award for information provided to any Government Agencies.
Notwithstanding anything to the contrary in this Section 3.10 or otherwise, pursuant to the Defend Trade Secrets Act of 2016, the Company hereby advises the Participant as follows: (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
The Participant agrees to notify the Company immediately of any other persons or entities for whom he or she works or provide services within the Vesting Period (excluding occasional consulting services for a non-Competitor, and similar activities), and to provide such information as the Company may reasonably request regarding such work or services during the Vesting Period within a reasonable time following such request. If the Participant fails to provide such notice or information, which failure is not cured by you within thirty (30) days after written notice thereof from the Company, any right to continued vesting under Section 3.2 shall immediately cease. The Participant further agrees to promptly notify the Company, within the Vesting Period, of any contacts made by any Competitor which concern or relate to an offer to employ the Participant or for the Participant to provide consulting or other services during the Vesting Period.
4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.
6. Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Performance Share Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Performance Share Units.
7. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2022 Omnibus Incentive Plan Administrator, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.
8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.
9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.
10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance Share Units pursuant to this Agreement.
11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.
12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.
14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s recoupment, recovery or clawback policy or policies as in effect from time to time, and that this award shall be considered a bonus for purposes of the Policy on Recovery of Incentive Compensation in Event of Financial Restatement. In addition, the Participant agrees that such policy or policies may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements.
15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law.
16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.
17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
18. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Performance Share Units. Notwithstanding the forgoing or any provision of the Plan or this Agreement:
    19.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Performance Share Units and none of the Company, its Parent, Subsidiaries or affiliates, nor any of their employees or representatives shall have any liability to the Participant with respect thereto.
    19.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
    19.3 For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
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IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Units Agreement as of the date first written above.

MGM RESORTS INTERNATIONAL

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Performance Share Units Agreement]

EXHIBIT A
ARBITRATION
This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered a part of the Agreement.

1.
Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.
Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.
Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.
Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 7 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.
Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:

a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.
The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.
The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.
The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment

f.
The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.
Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.
In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.
Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.
The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.
If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT
BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE PERFORMANCE SHARE UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.
The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.
Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.
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Exhibit B

Name of Report	Generated By
Including, but not limited to:
Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various